LP Building Solutions Reports First Quarter 2025 Results, Announces Quarterly Dividend, Provides Second Quarter Guidance, and Raises Siding Outlook
NASHVILLE, Tenn. (May 6, 2025) - Louisiana-Pacific Corporation (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, today reported its financial results for the three months ended March 31, 2025.
Key Highlights for First Quarter 2025, Compared to First Quarter 2024
•Siding net sales increased by $41 million (11%) to $402 million
•Oriented Strand Board (OSB) net sales decreased by $46 million to $267 million
•Consolidated net sales remained flat at $724 million
•Net income was $91 million, a decrease of $17 million
•Net income per diluted share was $1.30 per share, a decrease of $0.18 per share
•Adjusted EBITDA(1) was $162 million, a decrease of $20 million
•Adjusted Diluted EPS(1) was $1.27 per diluted share, a decrease of $0.26 per diluted share
•Cash provided by operating activities was $64 million
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information,” “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below.
Capital Allocation Update
•Invested $64 million in capital expenditures during the first quarter
•Paid $61 million to repurchase 0.6 million of LP's common shares during the first quarter, leaving 70 million common shares outstanding and $177 million remaining under the pre-existing share repurchase authorizations as of March 31, 2025
•Paid $20 million in cash dividends during the first quarter
•Announces a quarterly cash dividend of $0.28 per share. The dividend will be payable June 3, 2025 to stockholders of record as of May 20, 2025.
•Total liquidity of $1.0 billion as of March 31, 2025

"LP's Siding business delivered 11% revenue growth and margin expansion in the first quarter,” said LP Chairperson and Chief Executive Officer Brad Southern. “Despite tariff uncertainty and a slow start to the building season, LP’s Siding order file is on pace for a record second quarter, driven by ExpertFinish growth, share gains in new residential construction, and a recovering shed market."

Outlook
The Company is providing financial guidance for the second quarter of 2025 and full year 2025 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

	Second Quarter 2025	Full Year 2025
Siding Net Sales Year-Over-Year Growth	$445 million to $455 million (9-10% growth)	~$1.7B (>9% growth)
Siding Adjusted EBITDA(2)	$110-120M (~26% margin3)	$425-435M (>25% margin3)
OSB Adjusted EBITDA(2)(4)	$15 million to $25 million	$110 million to $120 million
Consolidated Adjusted EBITDA(2)(4)(5)	$125 million to $145 million	$535 million to $555 million
Capital Expenditures(6)		~$410 million
(2) This is a non-GAAP financial measure. Reconciliation of Siding Adjusted EBITDA, OSB Adjusted EBITDA, and consolidated Adjusted EBITDA guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. Our inability to reconcile these measures results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliation, such as business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures. The Company expects that these adjustments may potentially have a significant impact on future GAAP financial results.
(3) This is a non-GAAP financial measure and is calculated as Adjusted EBITDA divided by net sales.
(4) The second quarter and full year OSB EBITDA are based on the assumption that OSB prices published by Random Lengths remain unchanged from those published on May 2, 2025 (this is an assumption for modeling purposes and not a price forecast).
(5) For purposes of calculating the second quarter of 2025 and full year 2025 consolidated Adjusted EBITDA, LP South America Adjusted EBITDA fully offsets Corporate and Other Adjusted EBITDA.
(6) Capital expenditures related to strategic growth and sustaining maintenance projects are expected to be approximately $200 million and $210 million, respectively, for full year 2025.
First Quarter 2025 Highlights
Net sales for the first quarter of 2025 remained flat at $724 million. Siding revenue increased by $41 million (or 11%), due to 9% higher volumes and 2% higher prices. OSB revenue decreased by $46 million (or 15%), driven by 11% lower prices and 4% lower volumes.
Net income decreased year-over-year by $17 million to $91 million ($1.30 per diluted share). The decrease primarily reflects a $20 million decrease in Adjusted EBITDA. The year-over-year decrease in Adjusted EBITDA includes $39 million due to lower OSB selling prices and volumes, partially offset by a $23 million impact from higher Siding net sales.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product portfolio of engineered wood siding, trim, soffit, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended March 31,
	2025	2024	% Change
Net sales	$402	$361	11%
Adjusted EBITDA	106	90	17%

	Three Months Ended March 31, 2025 versus 2024
	Average Net Selling Price	Unit Shipments
Siding Solutions	2%	9%
Strong order files and price realization resulted in higher net sales versus prior year. ExpertFinish products accounted for 10% of volume and 15% of net sales in the three months ended March 31, 2025, contributing to this favorable mix. The increase in Adjusted EBITDA of $16 million reflects the impacts of the net sales increase offset by investments in sales and marketing and $2 million of tariff impact.

OSB
The OSB segment manufactures and distributes OSB structural panel products, including the innovative value-added OSB product portfolio known as LP® Structural Solutions (which includes LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore® Thermal Insulated Sheathing, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended March 31,
	2025	2024	% Change
Net sales	$267	$313	(15)%
Adjusted EBITDA	54	90	(40)%

	Three Months Ended March 31, 2025 versus 2024
	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(9)%	(10)%
OSB - commodity	(13)%	3%
First quarter 2025 net sales for the OSB segment decreased year-over-year by $46 million (or 15%), reflecting a $32 million decrease from lower OSB selling prices and a $13 million decrease in sales volumes.
Adjusted EBITDA for the three months ended March 31, 2025 decreased year-over-year by $36 million, primarily reflecting the impact of lower OSB prices and volumes.
LPSA
The LPSA segment manufactures and distributes OSB structural panel and Siding Solutions products in South America and certain export markets. This segment also sells and distributes a variety of companion products to support the region’s transition to wood frame construction. The LPSA segment carries out manufacturing operations in Chile and Brazil and operates sales offices in Argentina, Brazil, Chile, Colombia, Mexico, Paraguay, and Peru.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended March 31,
	2025	2024	% Change
Net sales	$52	$47	11%
Adjusted EBITDA	12	10	22%

	Three Months Ended March 31, 2025 versus 2024
	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(1)%	17%
Siding	6%	(2)%
The year-over-year net sales and Adjusted EBITDA increases for the three months ended March 31, 2025 reflect higher sales volumes offset by unfavorable currency fluctuations.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public by going to investor.lpcorp.com and clicking "Events" under the "News & Events" header.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore® Thermal Insulated Sheathing, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring) and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information currently available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward-looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” “estimate,” “project,” “target,” “potential,” “continue,” “likely,” or “future,” as well as similar expressions, or the negative or other variations thereof, and include other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives, the adequacy of reserves for loss contingencies, and any statements regarding the Company's financial outlook. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including higher or new tariffs and levels of employment; changes in general and global economic conditions, including impacts from rising inflation, supply chain disruptions, new, ongoing, or escalated geopolitical or military conflicts or tensions including the conflict between Russia and Ukraine, the conflict in Israel and the surrounding areas, tensions between the United States and China and tensions between China and Taiwan, and global pandemics and/or health emergencies; the commodity nature of a segment of our products and the prices for those products, which are determined in significant part by external factors such as total industry capacity and wider industry cycles affecting supply and demand trends; changes in the cost and availability of capital; changes in the cost and availability of financing for home mortgages; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers of building products; changes in the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation, including transportation services provided by third parties; our dependence on third-party vendors and suppliers for certain goods and services critical to our business; operational and financial impacts from manufacturing our products internationally; difficulties in the development, launch or production ramp-up of new products; our ability to attract and retain qualified executives, management and other key employees; the need to formulate and implement effective succession plans from time to time for key members of our management team; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; our ability to identify and successfully complete and integrate acquisitions, divestitures, joint ventures, capital investments and other corporate strategic transactions; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in global or regional climate conditions, the impacts of climate change, and potential government policies adopted in response to such conditions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, Chilean peso, and Argentine peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by our competitors or other third parties; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control.

For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose net income excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, other non-operating items, income from discontinued operations, net of income taxes, and net income attributed to noncontrolling interest, as Adjusted EBITDA (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose net income excluding loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, pension settlement charges, income from discontinued operations, net of income taxes, and net income attributed to noncontrolling interest, and adjusting for a normalized tax rate, as Adjusted Income (Adjusted Income), which is a non-GAAP financial measure. We also disclose Adjusted Diluted EPS, which is calculated as Adjusted Income divided by diluted shares outstanding (Adjusted Diluted EPS). We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods. Reconciliations of Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measures, net income and net income per share of common stock - diluted, respectively, are presented below.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income, and net income per share of common stock - diluted or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2025	2024
Net sales	$724	$724
Cost of sales	(526)	(511)
Gross profit	197	214
Selling, general, and administrative expenses	(75)	(69)
Other operating credits and charges, net	(2)	1
Income from operations	120	145
Interest expense	(3)	(4)
Investment income	4	6
Other non-operating income (expense)	(5)	1
Income before income taxes	116	148
Provision for income taxes	(26)	(41)
Equity in unconsolidated affiliate	—	1
Net income	$91	$108

Net income per share of common stock:
Basic	$1.30	$1.49
Diluted	$1.30	$1.48

Average shares of common stock used to compute net income per share:
Basic	70	72
Diluted	70	72

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$256	$340
Receivables, net	159	131
Inventories	399	357
Prepaid expenses and other current assets	25	27
Total current assets	839	855

Property, plant, and equipment, net	1,606	1,592
Timber and timberlands	27	29
Operating lease assets, net	25	25
Goodwill and other intangible assets	26	26
Investments in and advances to affiliates	18	17
Other assets	22	20
Deferred tax asset	7	4
Total assets	$2,570	$2,569

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$265	$287
Income tax payable	12	11
Total current liabilities	277	299

Long-term debt	348	348
Deferred income taxes	149	145
Non-current operating lease liabilities	23	24
Contingency reserves, excluding current portion	26	27
Other long-term liabilities	55	57
Total liabilities	878	899

Stockholders’ equity:
Common stock	85	86
Additional paid-in capital	480	478
Retained earnings	1,625	1,615
Treasury stock	(388)	(386)
Accumulated comprehensive loss	(110)	(122)
Total stockholders’ equity	1,692	1,671
Total liabilities and stockholders’ equity	$2,570	$2,569

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$91	$108
Adjustments to net income:
Depreciation and amortization	35	31
Deferred taxes	—	9
Other adjustments, net	5	4
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	(36)	(47)
Inventories	(37)	(23)
Prepaid expenses and other current assets	—	1
Accounts payable and accrued liabilities	(4)	—
Income taxes payable, net of receivables	11	22
Net cash provided by operating activities	64	105
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(64)	(41)
Net cash used in investing activities	(64)	(41)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(20)	(19)
Repurchase of common stock	(61)	(13)
Other financing activities	(7)	(6)
Net cash used in financing activities	(87)	(39)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	3	(3)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(84)	22
Cash, cash equivalents, and restricted cash at beginning of period	340	222
Cash, cash equivalents, and restricted cash at end of period	$256	$244

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables present summary data relating to: (i) housing starts within the United States, (ii) our sales volumes, and (iii) our Overall Equipment Effectiveness (OEE) performance. We consider the following items to be key performance indicators for our business because LP’s management uses these metrics to evaluate our business and trends in our industry, measure our performance, and make strategic decisions. We believe that the key performance indicators presented may provide additional perspective and insights when analyzing our core operating performance. These key performance indicators should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the financial measures that were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These measures may not be comparable to similarly titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, as presented by us, our housing start data may not be comparable to similarly titled performance indicators reported by other companies.
The following table sets forth housing starts for the three months ended March 31, 2025 and 2024 (in thousands):

	Three Months Ended March 31,
	2025	2024
Housing starts[1]:
Single-Family	228	241
Multi-Family	89	80
	317	321
1 Actual U.S. housing starts data, in thousands, reported by the U.S. Census Bureau as published through April 17, 2025.
We monitor sales volumes for our products in our Siding, OSB, and LPSA segments, which we define as the amount of our products sold within the applicable period measured in million square feet (MMSF) on a standard 3/8" thickness basis. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volume data differently, and therefore, as presented by us, sales volume data may not be comparable to similarly titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31, 2025				Three Months Ended March 31, 2024
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions (MMSF)	434	—	11	445	399	—	12	411
OSB - Structural Solutions (MMSF)	—	398	151	549	—	443	130	573
OSB - commodity (MMSF)	—	426	—	426	—	415	—	415

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements. We use a best-in-class target across all LP sites that allows us to optimize capital investments, focus maintenance and reliability improvements, and improve overall equipment efficiency. It should be noted that other companies may present OEE data differently, and therefore, as presented by us, OEE data may not be comparable to similarly titled measures reported by other companies.
OEE for the three months ended March 31, 2025 and 2024 for each of our segments is listed below:

	Three Months Ended March 31,
	2025	2024
Siding	76%	78%
OSB	77%	78%
LPSA	67%	76%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(AMOUNTS IN MILLIONS)

	Three Months Ended March 31,
	2025	2024
NET SALES BY BUSINESS SEGMENT
Siding	$402	$361
OSB	267	313
LPSA	52	47
Other	2	3
Total Sales	$724	$724

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2025	2024
Net income	$91	$108
Add (deduct):
Provision for income taxes	26	41
Depreciation and amortization	35	31
Stock-based compensation expense	5	6
Other operating credits and charges, net	2	—
Business exit credits	—	(1)
Interest expense	3	4
Investment income	(4)	(6)
Other non-operating items	5	(1)
Adjusted EBITDA	$162	$182
SEGMENT ADJUSTED EBITDA
Siding	$106	$90
OSB	54	90
LPSA	12	10
Other	(10)	(8)
Total Adjusted EBITDA	$162	$182

	Three Months Ended March 31,
	2025	2024
Net income per share of common stock - diluted	$1.30	$1.48

Net income	$91	$108
Add (deduct):
Other operating credits and charges, net	2	—
Business exit credits	—	(1)
Reported tax provision	26	41
Adjusted income before tax	119	148
Normalized tax provision at 25%	(30)	(37)
Adjusted Income	$89	$111
Diluted shares outstanding	70	72
Adjusted Diluted EPS	$1.27	$1.53